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                                                               EXHIBIT 10.6


                                 AMENDMENT NO. 1
                              TO EMPLOYMENT LETTER

      This Amendment No. 1 to the Employment Letter dated January 15, 1999 (the "Agreement") between ePresence, Inc. (formerly Banyan Systems Incorporated), a Massachusetts corporation (the "Company"), and Scott G. Silk (the "Employee"), is effective as of the 26th day of July 2001. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

1. The parties hereto agree that the Agreement is hereby amended as follows:

      A new Section regarding Loans shall hereby be inserted in Section H - "Other" - immediately above the definition Section:

            "Loans. (a) As of the date of this Amendment, the principal amount of any outstanding loans to the from the Company made for the purpose of satisfying the Executive's federal, state and local income tax obligations with respect to the issuance or vesting of restricted shares plus accrued interest, shall be consolidated into one loan (the "Consolidated Loan"). The Consolidated Loan, and any future loans to the Executive by the Company for the foregoing stated purpose ("Future Loan"), shall bear simple interest at the applicable Federal rate and shall be due and payable 90 days after the termination of the Executive's employment with the Company subject to the forgiveness and Change in Control provisions set forth below in subsections 3.3(b) and 3.3(c), respectively.

            (b) Subject to the Executive being employed by the Company on an annual applicable anniversary date, beginning with (i) July 26, 2002 with respect to the Consolidated Loan; and (ii) the date 12 months from the making of any Future Loan, if any, 20% of the Consolidated Loan and 20% of any Future Loan, as the case may be, plus accrued interest on each such loan as of such date shall be forgiven.

            (c) If the Change in Control Date occurs during the Term, the aggregate outstanding principal amount of the Consolidated Loan and any Future Loan plus accrued interest on each such loan as of the Change in Control Date shall be forgiven.

            (d) That with respect to any amounts forgiven on an anniversary date pursuant to subsection (b) above or as a result of a change in control pursuant to subsection (c) above, as the case may be, a gross-up amount to satisfy applicable federal, state and local income taxes on such debt forgiveness income to the Executive shall be included."

2. To the extent any provision of this Amendment is inconsistent with any provision of the Agreement, such provision of the Agreement is hereby modified and superseded by the terms hereof. Any term of the Agreement not so modified or superseded shall remain in full force and effect.
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3. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same instrument.

      EXECUTED as of the date first set forth above.

                                 COMPANY:

                                 ePRESENCE, INC.


                                 By:/s/ William P. Ferry
                                    ---------------------------------
                                     Name:  William P. Ferry
                                     Title: Chief Executive


                                 EXECUTIVE:

                                 /s/ Scott G. Silk
                                 ------------------------------------
                                 Scott G. Silk


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